EXHIBIT 6(r)

LAKE MEAD PARENT, LLC

LAKE MEAD DEVELOPMENT, LLC

SECURED PROMISSORY NOTE

$10,500,000.00	Chicago, Illinois
November 12, 2015

FOR VALUE RECEIVED, LAKE MEAD PARENT, LLC, a Delaware limited liability company ("Lake Mead Parent"), and LAKE MEAD DEVELOPMENT, LLC, a Delaware limited liability company ("Lake Mead Development," and with Lake Mead Parent, the "Companies"), hereby absolutely and unconditionally promise to pay to the order of GK SECURED INCOME IV, LLC, a Delaware limited liability company (the "Lender," which term shall include the holder, from time to time, of this Note), the principal amount of Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00) or such lesser amount as may be advanced to the Companies by the Lender pursuant to this Note, together with interest (computed on the basis of a 365-day year for actual days elapsed) on such principal amount outstanding from time to time at the fixed rate of eight percent (8.0%) per annum. Upon the occurrence and during the continuation of an Event of Default (as hereinafter defined), at the election of the Lender, the total unpaid indebtedness hereunder shall bear interest at a rate equal to ten percent (10.0%) per annum. This Secured Promissory Note is referred to herein as the "Note" and the loans evidenced by this Note are referred to herein, collectively, as the "Loan." The initial Loan made under this Note on the date hereof is in the principal amount of $7,530,000.00, and additional Loans may be funded hereunder from time to time by the Lender (provided that the aggregate amount of all Loans shall not exceed the principal amount of this Note) so long as no Event of Default exists and the Lender approves the applicable Loan request made by the Companies. The obligations of the Companies under this Note shall be joint and several.

1. Repayments and Prepayments.

(a) Accrued interest under this Note shall be due and payable on the 15th day of each calendar month, commencing with December 15, 2015.

(b) The principal amount of this Note (along with all other amounts owing under this Note) shall be due and payable on November 12, 2018 (the "Maturity Date").

(c) In the event of any prepayment of the principal of this Note, including, without limitation, any prepayment as a result of (i) the acceleration of this Note, or (ii) any voluntary or mandatory prepayment, which results in the Lender being obligated to pay any Yield Maintenance Fee to its Members under the Limited Liability Company Agreement of the Lender dated as of October 1, 2015, as amended from time to time, the Companies shall be obligated to pay to the Lender an amount equal to said Yield Maintenance Fee.

(d) All payments received under this Note shall be applied first to accrued interest on the date of payment, second to accrued fees on the date of payment, including any amount payable on account of the Lender being obligated to pay any Yield Maintenance Fee, and then to the outstanding principal balance of this Note.

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(e) All payments hereunder shall be made without set-off, counterclaim or reduction of any kind or nature whatsoever.

2. Origination Fee. On the date of any Loan made by the Lender to the Companies under this Note, the Companies shall pay to the Lender an origination fee equal to two percent (2.0%) of the principal amount of such Loan. Each origination fee is deemed fully earned when paid and shall be nonrefundable when paid.

3. Security. All indebtedness, obligations and liabilities of the Companies under this Note and the other Loan Documents (as defined in the Security Agreement referenced below) (collectively, the "Obligations") shall be secured by a grant of a security interest in the Collateral under and as defined in that certain Security Agreement, dated on or about the date hereof, by and between Lake Mead Parent, GK Investment Holdings, LLC, a Delaware limited liability company ("GKIH"), and the Lender (as amended, restated or supplemented from time to time, the "Security Agreement").

4. Use of Proceeds. The Companies certify to Lender that the proceeds of the Loans will be used by Lake Mead Parent to make a loan to Lake Mead Partners, LLC, a Delaware limited liability company ("Lake Mead Partners"), of which Lake Mead Parent owns all of the outstanding limited liability company interests, and by Lake Mead Partners to pay a portion of the purchase price of the Lake Mead Parcel, as defined in the Supplement dated November 30, 2015 to the Lender's Confidential Private Placement Memorandum dated October 1, 2015 (the "Supplement"), and for other business purposes, and will be used by Lake Mead Development to pay a portion of the purchase price of the Big Lots Parcel, as defined in the Supplement, and for other business purposes.

5. Conditions. Lender will have no obligation to disburse any Loan until all applicable conditions listed in this Section 5 are satisfied or waived by Lender. These conditions are for Lender's sole benefit and may only be waived by Lender. The date on which all of the closing conditions are satisfied by the Companies or waived by Lender shall be referred to herein as the "Closing Date."

(a) Authorizations. With respect to the Companies, evidence that the execution, delivery and performance by the Companies of this Note and all other Loan Documents have been duly authorized, including authorization resolutions signed by the Manager of the Companies.

(b) Governing Documents. Copies of the organizational documents of the Companies.

(c) Incumbency and Signature Certificates. A certificate of the Manager of the Companies dated the Closing Date certifying the names of the officer or officers of the Manager authorized to sign the Loan Documents on behalf of the Companies, together with a sample of the true signature of each such officer.

(d) Good Standing Certificate. Certified copies of a certificate from the Secretary of State of Delaware, dated as of a recent date, showing the good standing of the Companies.

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(e) Note. This Note signed by the Companies.

(f) Security Agreement. The Security Agreement signed by Lake Mead Parent and GKIH.

(g) Insurance. Evidence satisfactory to Lender of the existence of insurance coverage reasonably acceptable to Lender.

(h) Filing. Lender shall have filed (or Lender shall have been authorized to file) with the Delaware Secretary of State Uniform Commercial Code financing statements covering the Collateral set forth in the Security Agreement.

6. Representations and Warranties. The Companies hereby warrant and represent to Lender the following (on the date hereof and the date of any additional Loan):

(a) Organization and Qualification. The Companies are duly organized, validly existing and in good standing under the laws of the State of Delaware, have the power and authority to carry on their businesses and to enter into and perform all documents relating to this loan transaction, and are qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required.

(b) Due Authorization. The execution, delivery and performance by the Companies of the Loan Documents have been duly authorized by all necessary organizational action, and do not contravene any law or any governmental rule or order binding on the Companies, or the organizational documents of the Companies, nor violate any agreement or instrument by which the Companies are bound nor result in the creation of a lien on any assets of the Companies except the lien granted to Lender in the Security Agreement. The Companies have duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of the Companies enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

(c) Litigation. There are no suits or proceedings pending or threatened against or affecting the Companies, and no proceedings before any governmental body are pending or threatened against the Companies.

(d) Laws. The Companies are in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon the Companies by any law or by any governmental authority, court or agency.

(e) Title. The Companies have good and marketable title to the assets reflected on their most recent balance sheets submitted to Lender, free and clear from all liens and encumbrances of any kind, except for (i) current taxes and assessments not yet due and payable, (ii) liens and encumbrances, if any, reflected or noted on such balance sheet or notes thereto, (iii) assets disposed of in the ordinary course of business, and (iv) any security interests, pledges, assignments or mortgages granted to Lender to secure the repayment or performance of the Obligations or as otherwise permitted under the Security Agreement.

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(f) Financial Information. All financial and other information that has been or will be supplied to Lender is sufficiently complete to give Lender accurate knowledge of the financial condition, including all material contingent liabilities, of the Companies for the period specified therein. Since the date of the most recent financial statements provided to Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Companies.

7. Affirmative Covenants. The Companies covenant with, and represent and warrant to, Lender that, from and after the Closing Date and until all of the Obligations are paid and satisfied in full:

(a) Access to Business Information. The Companies shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of their transactions in accordance with generally accepted accounting principles and give representatives of Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time.

(b) Financial Information. The Companies shall maintain a standard and modern system for accounting and shall furnish the following to Lender:

(i) By July 15 of each year, the Companies will provide Lender with auditor reviewed balance sheets, statements of operations and statements of cash flow for the prior fiscal year. The Manager has secured the services of Plante & Moran, PLLC as the Companies' certified public accountant to assist in these efforts.

(ii) With the financial statements submitted above by the Companies, a certificate signed by the Manager of the Companies, stating that no Event of Default (as defined below) specified herein, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action the Companies have taken or propose to take with respect thereto.

(iii) Upon request of Lender, copies of all other information as Lender may reasonably request.

(c) Insurance. At their own cost, the Companies shall obtain and maintain insurance against loss, destruction or damage to their properties and business of the kinds and in the amounts customarily insured against by entities with established reputations engaged in the same or similar business as the Companies.

(d) Taxes. The Companies shall pay when due all taxes, assessments and other governmental charges imposed upon them or their assets, franchises, business, income or profits before any penalty or interest accrues thereon (provided, however, that extensions for filing and payment of such taxes shall be permitted hereunder if disclosed to and consented to by Lender).

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(e) Existence; Business. Each of the Companies shall (i) maintain its existence as a limited liability company, (ii) continue to engage primarily in business of the same general character as that now conducted, and (iii) refrain from entering into any lines of business substantially different from the business or activities in which it is presently engaged.

(f) Compliance with Laws. The Companies shall comply with all federal, state and local laws, regulations and orders applicable to them or their assets.

(g) Costs. The Companies shall reimburse Lender for any and all fees, costs and expenses including, without limitation, reasonable attorneys' fees, other professionals' fees, appraisal fees, expert fees, court costs, litigation and other expenses (collectively, the "Costs") incurred or paid by Lender in connection with: (i) the administration and enforcement of the Loan Documents or any instrument, agreement, document or matter related thereto, and (ii) the defense, preservation and protection of Lender's rights and remedies thereunder, including without limitation, its security interest in the Collateral, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If the Companies fail to pay the Costs upon such demand, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in this Note.

(h) Books and Records. The Companies shall maintain adequate books and records and allow Lender and its agents, upon reasonable notice (except that no notice is required during the existence of an Event of Default), to examine, audit and make copies of books and records at any reasonable time.

(i) Further Assurances. The Companies shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

8. Negative Covenants. The Companies covenant with, and represent and warrant to, Lender that, from and after the Closing Date and until all of the Obligations are paid and satisfied in full:

(a) Other Liens. The Companies shall not create, assume, or allow any lien on any portion of the Collateral, except:

(i) liens and security interests in favor of Lender or any of its affiliates;

(ii) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty; and

(iii) as permitted under the Security Agreement.

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(b) Dividends; Distributions; Redemptions. During the existence of an Event of Default, the Companies shall not declare, pay or make any dividends, redemptions of equity interests, distributions and/or withdrawals (as applicable) to their owners.

9. Events of Default.

(a) Upon the occurrence of any Event of Default (as defined below) and the written election of the Lender (except as provided below), the entire unpaid principal balance of this Note and all of the unpaid interest accrued thereon shall be immediately due and payable and the Lender shall have all legal and equitable rights of holders of debt instruments, whether at law, in equity or under this Note (provided that such principal and interest shall become immediately due and payable if an Event of Default listed in clause (ii) below shall occur). For purposes of this Note, the following events shall each constitute an "Event of Default": (i) failure to pay any amount owing by the Companies hereunder when due and payable, (ii) the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against either of the Companies, or a general assignment of assets by either of the Companies for the benefit of creditors, (iii) any representation or warranty made by the Companies herein or in any other Loan Document shall have been false or misleading in any material respect as of the date the representation or warranty was made, or (iv) any breach by the Companies of any covenant contained in this Note or any other Loan Document (except that the Companies shall have a period of twenty (20) days to cure any such default under this clause (iv) to the extent such breach is capable of being cured).

(b) No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, and under any other agreement(s), now or hereafter existing at law or in equity or otherwise.

10. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

If to the Companies:	Lake Mead Parent, LLC
Lake Mead Development, LLC
257 East Main Street, Suite 200
Barrington, Illinois 60010

If to Lender:	GK Secured Income IV, LLC
257 East Main Street, Suite 200
Barrington, Illinois 60010

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 10. All notices addressed as above shall be deemed to have been properly given (a) if served in person, upon acceptance or refusal of delivery; (b) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (c) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Companies in any case shall entitle the Companies to any other or further notice or demand in similar or other circumstances.

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11. Miscellaneous.

(a) With the written consent of Lender, the obligations of the Companies and the rights of the Lender under this Note may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same prior written consent of Lender, the Companies may enter into a supplementary agreement for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Note. Neither this Note nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing executed by Lender.

(b) No failure or delay by the Lender to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Note are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby. The Companies hereby waive presentment, demand, protest, diligence of collection and notice of every kind, and assent to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

(c) If Lender retains an attorney for collection, restructuring or any "work-out" of this Note, or if any suit or proceeding is brought for the recovery of all, or any part of, or for protection of the indebtedness represented by this Note, then the Companies agree to pay all costs and expenses of the suit or proceeding, or any appeal thereof, incurred by the Lender, including without limitation, reasonable attorneys' fees.

(d) This Note shall for all purposes be governed by, and construed in accordance with the laws of the State of Illinois (without reference to conflict of laws), and the Companies consent to the exclusive jurisdiction of the state and federal courts located in the State of Illinois, and waive any argument that such forum is not convenient.

(e) This Note shall be binding upon the Companies' successors and assigns, and shall inure to the benefit of the Lender's successors and assigns. This Note may not be assigned by the Companies.

(f) Waiver of Jury Trial. EACH OF THE COMPANIES AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Companies have caused this Note to be executed by their duly authorized managers to take effect as of the date first hereinabove written.

LAKE MEAD PARENT, LLC By: GK Development, Inc., its Manager

By:	/s/ Garo Kholamian
Garo Kholamian
President

LAKE MEAD DEVELOPMENT, LLC By: GK Development, Inc., its Manager

By:	/s/ Garo Kholamian
Garo Kholamian
President

Acknowledged and Agreed: GK SECURED INCOME IV, LLC By: GK Development, Inc., its Manager

By:	/s/ Garo Kholamian
Garo Kholamian
President

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